Exhibit 10.26

November 13, 2007

Titan Machinery, Inc.
Rocking Horse Circle
4645 8th Avenue Southwest, Suite 1
Fargo, North Dakota  58103-7256
Attn: David Meyer, CEO and Chairman

Re:   Change of Control

Ladies and Gentlemen:

We refer to (i) that certain Wholesale Floor Plan Credit Facility and Security Agreement dated as of February 21, 2006 (as amended and in effect on the date hereof, before giving effect to the execution and delivery of the Amended Credit Agreement (as defined below), the “Original Credit Agreement”), between CNH Capital America LLC (the “Lender”) and Titan Machinery, Inc. (hereinafter, “you”, or the “Borrower”); and (ii) that certain Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement dated as of November    , 2007 (as amended and in effect on the date hereof, the “Amended Credit Agreement”), between Lender and Borrower. Unless otherwise defined herein, capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Amended Credit Agreement.

You have informed us that Borrower plans to consummate an initial public offering (the “IPO”), resulting in a Change of Control. Such Change of Control would constitute an Event of Default under Section 8.01(l) of the Original Credit Agreement unless waived by Lender. You have requested that Lender waive such Event of Default.

Lender hereby waives the Event of Default under Section 8.01(l) of the Original Credit Agreement, due to the Change of Control which would occur upon consummation of the IPO, and acknowledges that the IPO shall not constitute an Event of Default under Section 8.01 (l) of the Amended Credit Agreement (hereinafter, the “Change of Control Waiver”), provided that Borrower executes and delivers to Lender the Amended Credit Agreement and the other documents and instruments to be executed and delivered in connection therewith, on or before Friday, November 16, 2007, and provided further that the IPO is consummated prior to June 30, 2008 (a “Qualifying IPO”), subject to the additional terms and conditions set forth in the remainder of this letter agreement.

David Meyer (the “Guarantor”) and you have also requested that Lender release Guarantor from that certain Guaranty made by him in favor of Lender dated as of February 21, 2006. Lender hereby agrees that Guarantor will be released from the Guaranty, the Guaranty shall terminate, and the Guarantor shall have no further obligations thereunder, notwithstanding anything to the contrary in the Guaranty (hereinafter, the “Guaranty Release”); such agreements of Lender to be effective if, but only if, a Qualifying IPO is consummated, and subject to the further terms and conditions set forth in the remainder of this paragraph. The Guaranty Release shall not be effective unless immediately after giving effect to the consummation of the IPO, there shall not then exist any Default or Event of Default on account of any failure of you to make any payment to Lender, under Sections 8.01(a) or 8.01(d) of the Amended Credit Agreement; provided that solely for purposes of the Guaranty Release, and without otherwise limiting Lender’s rights and remedies, no Default or Event of Default shall be deemed to have occurred under such sections of the Amended Credit Agreement unless Lender shall have given written notice of same to you on or before consummation of the IPO, and the same shall not have been cured prior to or simultaneous with consummation of the IPO.

Lender and Borrower agree that Lender may, and shall, participate in the Qualifying IPO as follows (provided that the following shall not limit the effectiveness of the Change of Control Waiver or the Guaranty Release, whether or not Lender participates in the Qualifying IPO):

1.          The parties acknowledge and agree that Lender holds (i) Subordinated Convertible Note made by you in favor of Lender dated November 10, 2005 in the original principal amount of $3,000,000 that is convertible at $4.50 per share into 666,667 shares of common stock of Borrower (the “Convertible Note”), and (ii) Common Stock Purchase Warrants issued by you in favor of Lender dated January 31, 2006 and March 24, 2006 exercisable at $4.50 per share for a total of 240,938 shares of common stock of Borrower (the “Warrants”), which 666,667 and 240,938 shares are all of Lender’s shares or rights to acquire shares of Borrower.

2.          Lender and the Borrower agree that in connection with the consummation of the Qualifying IPO (subject to paragraphs 3 and 4 below), Lender will (i) convert the entire Convertible Note into 666,667 shares of common stock in full satisfaction thereof, and (ii) exercise the Warrants for 240,938 shares of common stock for cash in complete exercise thereof, and (iii) will sell such 907,605 shares as a selling shareholder in the Qualifying IPO.

3.          If the underwriters determine that the size of the offering and/or the amount of shares sold by the selling shareholders in the IPO should be reduced, Lender will be allowed to sell the greater of (i) the total amount of shares sold by all of the other selling shareholders in the IPO and (ii) the 666,667 shares to be issued upon conversion of the Convertible Note. In such a situation, Lender would not be required to exercise the Warrant, and such Warrant would continue to be exercisable (to the extent not exercised as part of the IPO if more than 666,667 shares are sold), but Lender would agree to enter into a lock-up agreement with provisions that are no less favorable to Lender than the most favorable lock-up provisions, if any, to which any other shareholder is now, or hereafter becomes, subject in connection with the IPO.

4.          Lender’s obligation to participate in the Qualifying IPO and, with respect to clause (ii) of this paragraph 4, its right to participate in the Qualifying IPO, will be subject to: (i) a minimum per share price in the Qualifying IPO of $7.50 (or such lower minimum price, if any, as may be agreed upon by Lender), (ii) Lender entering into an underwriting agreement along with the Borrower and the other selling shareholders that is reasonably acceptable to such parties and in form customary for IPOs with selling shareholders not affiliated with the issuer, and (iii) David Meyer and CI Farm Power, Inc. participating as selling shareholders in the Qualifying IPO (unless either has been eliminated as a selling shareholder at the request of the underwriters or pursuant to the terms of Section 3 above, or unless waived by Lender).

To induce Lender to execute and deliver this letter agreement, Borrower hereby represents and warrants to Lender that the execution, delivery and performance of this letter agreement (i) are within Borrower’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of Borrower’s certificate or articles of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any governmental authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound; (vi) do not result in the creation or imposition of any lien upon any of the property of Borrower; and (vii) do not require the consent or approval of any Governmental Authority or any other Person.

The Change of Control Waiver and the Guaranty Release are limited to the matters expressly set forth herein and shall not be deemed to waive or modify any term of the Amended Credit Agreement or any other document and instrument related thereto, or serve as a consent to, or waiver with respect to, any other matters prohibited or otherwise limited by the terms and conditions thereof. This letter agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Wisconsin.

All terms of the Amended Credit Agreement and each other document and instrument related thereto, as modified hereby, remain in full force and effect and constitute the legal, valid, binding and enforceable obligations of Borrower. This letter agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement. Any signature delivered by a party by facsimile or electronic mail transmission shall be deemed to be an original signature hereto.

Please indicate your agreement to and acceptance of the foregoing by signing and returning to Lender at least two (2) original counterparts of this letter agreement, duly executed and delivered by Borrower.

Very truly yours,
Cnh CAPITAL AMERICA Llc
		By:	/s/ J.A. MARINARO
		Name:	J.A. Marinaro
		Title:	Sr. Dir. Commercial Finance
Accepted and agreed to as of November 13, 2007:
TITAN MACHINERY, INC.
By:	/s/ TED O. CHRISTIANSON
Name:	Ted O. Christianson
Title:	VP Finance, Treasurer
/s/ DAVID MEYER
David Meyer, as guarantor